Exhibit 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION


 This Agreement and Plan of Reorganization is entered into on this day of December, 1999, by and between Performance Interconnect Corp., a Texas corporation. (hereinafter "PlC") and its undersigned shareholders (hereinafter "Stockholders"); and Espo's Inc., a publicly traded New York corporation whose trading symbol is SPOS and whose address is 57 Main Street. East Hampton, NY 11937 (hereinafter "SPOS" or the "Company").


                                  RECITALS:

 WHEREAS, Stockholders own beneficially and of record in excess of 99% of the shares of voting common stock of PlC; and

 WHEREAS, SPOS desires to acquire 100% but not less than a minimum of 99% of the issued and outstanding common stock of PlC, making it a wholly-owned subsidiary of the Company, and FTC Stockholders desire to make a tax-free exchange of their shares in FTC solely far shares of SPOS common voting stock (the "SPOS Shares");

 NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:


                                  Section 1

                                  AGREEMENT

 1.1 Plan of Reorganization. SPOS, PlC and Stockholders hereby agree that a minimum of ninety nine (99%) percent of the issued and outstanding common stock of PLC shall be acquired by SPOS in exchange solely for SPOS voting common stock in a transaction qualifying as a tax-free, stock-for-stock exchange pursuant to Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended.

 1.2 Exchange of Stock. SPOS. PlC and Stockholders agree that all issued and outstanding shares of common stock of PlC, equal to one hundred (100%) percent, shall be exchanged for (5,500,000) Rule 144 restricted SPOS shares. A list of the shareholders of PlC, the number of shares owned by each, and the number of SPOS shares to be issued to them is attached hereto as Exhibit "A" and by this reference is incorporated herein. In the event the transaction contemplated herein is closed on the basis of less than 100% but not less than 99% of the PlC common shares, then the proportionate number of SPOS shares included in the (5,500,000) to be issued, shall be appropriately withheld from distribution.

 1.3 Delivery of Shares On or before the Closing, certificates representing a minimum of 99% of the outstanding shares of PIC will be delivered duly endorsed so as to make SPOS the sole holder thereof, free and clear of all claims and encumbrances.

 1.4 Capital Structure of PIC. As of November 19, 1999, PIC had authorized (4,000,000) shams of common stock, $.001 par value per share, and (2,000,000) shares of Preferred Stock, par value $10.00 per share, of which (2,437,000) shares of common stock were issued and outstanding held by approximately (90) shareholders and (2,452) shares of Preferred Stock were issued and outstanding held by (4) shareholders. The issued Preferred Stock is not convertible into any other security. There is one common stock Purchase Warrant outstanding that allows the holder to purchase (400,000) shares of common stock at five ($5.00) dollars per share. There are no other securities, rights, options, or warrants outstanding to purchase securities of PIC.

 1.5 Present Capital Structure of SPOS. SPOS is a non-reporting New York corporation, currently traded over-the-counter and quoted in the National Quotations Bureau Pink Sheets under the symbol: "SPOS". The authorized capital stock of SPOS consists of (25,000,000) shares of common stock, $.01 par value per share, with (2,356,250) shares issued and outstanding held by approximately (33) shareholders. SPOS has no outstanding options to acquire it's common shares and no other securities convertible into its common stock.

 1.6 Capital Structure and Status of SPOS at Time of Closing. SPOS shall have (385,000) shares of common stock issued and outstanding at the time of Closing, and no options or other securities outstanding convertible into its common stock that would result in an increase in the number of issued and outstanding shares. All of the liabilities of SPOS shall be satisfied in full prior to or at the Closing. Necessary Corporate resolutions and actions as required shall he adapted prior to the Closing in accordance with New York law, to ratify and approve the following actions and amendments to the certificate of incorporation:

     (a)   Approve this Agreement and Plan of Reorganization.

     (b) Approve the cancellation of previously issued and outstanding common shares so that the number of issued and outstanding shares at the time of Closing is (385,000) shares, held by at least 30 individual shareholders, of which at least (350,000) shares shall be free trading without bearing any restrictive legends.

     (c) Approve the issuance of (5,500,000) Rule 144 restricted SPOS Common Shares to PlC shareholders as listed in the attached Exhibit "A".

     (d) Approve the resignations of current SPOS management and directors and appoint PlC directors as the new management and Board of Directors.


 1.7 Changes in Capitalization of SPOS, SPOS, between the date of this Agreement and the Closing, shall not make any changes to its capital structure except as required under section 1.6 herein above.

 1.8  Capital Structure after Closing.   After issuance  of the  SPOS  shares
   above, the capital structure of the merged company will be as follows:

     Shareholders                                 SPOS Shares          %
     ----------------------------------           -----------      --------
     FTC Shareholders (Rule 144 shares)            5,500,000         93.46
     Current SPOS Shareholders                       385,000          6.54
                                                   ---------        ------
          Total                                    5,885,000        100.00



                                  Section 2

               Closing, Effective Date, and Pre-Closing Actions

 2.1 Closing. The Closing of the transaction contemplated herein shall be held on December 15, 1999, or on such other later date as the parties hereto may mutually agree, and shall be held at a location or under conditions as may be mutually agreed by the parties hereto. In the event of a courier telephonic closing, Steven L. Siskind, Attorney at Law and Bridgestone Capital Group, L.L.C shall serve as agents to the parties to this transaction in holding and redistributing the various original documents and copies among the various parties following the closings. It is further agreed that SPOS shall endeavor to perform its obligations hereunder such that the Closing could be consummated as early as December 1,1999 and SPOS does hereby grant PIC the option to schedule said Closing for any business day between December 1, 1999 and December 15, 1999, upon PIC providing notice 3 business days in advance.

 2.2 Required of SPOS at Closing. At or prior to the Closing, SPOS shall provide the following:

     (a) a filed copy of the amended articles of incorporation as required by the State of New York concerning the changes as detailed under paragraph 1.6 above;
     (b) all books and records of SPOS including all filed tax returns and Company records supporting filings made and required to be made to regulatory agencies through November 30, 1999;
     (c) resignations of previous management and appointments of new management chosen by PIC;
     (d)  a  current shareholders  list certified  by SPOS's  stock  transfer agent;
     (e) corporate minute book containing all corporate minutes of directors and stockholders;
     (f)  officer and directors certificate and indemnification notice:
     (g) an original copy of the auditors report containing audited financial statements for the fiscal year ended November 30, 1998:

     (h) a copy of engagement letter with the Company's auditors covering the audit for the fiscal year ending November 30, 1999;
     (i) a current and certified lien and judgment search flee of any adverse items;
     (j) a release of any or all current real estate and personal property leases to which SPOS is or may be subject;
     (k) a release of the current bank loan and lien against all the assets of SPOS;
     (l) full disclosure of facts and information concerning the current lawsuit against SPOS;
     (m)  an  opinion  of  counsel,  based  on  examination  of  articles  of incorporation, minutes, bylaws, documents related to this transaction and such other matters as counsel deems necessary, to establish that (i) SPOS is a corporation duly formed, validly existing and in good standing under the laws of the State of New York and has all requisite power, authority, licenses, permits, patents, copyrights and trademarks material to the ownership and operation  of  its  properties  and  to  the  carrying  on  of  its business; (ii) SPOS has all requisite corporate power and authority and the legal right to enter into this Agreement and to carry out its obligations hereunder; (iii) no consent, approval or authorization of, registration with or declaration to any tribunal or any person or approval by the shareholders of SPOS is required in connection with the execution and delivery of this Agreement or in connection wit the performance of any covenant or agreement contained herein; (iv) counsel has no knowledge of any legal or administrative proceedings pending at threatened against or affecting SPOS except as otherwise specifically disclosed; and (v) this Agreement does not violate, conflict with, result in the breach of, or constitute a default under the provisions of the articles of incorporation, as amended, or the bylaws as amended, of SPOS or any laws or, to the best of counsel's knowledge, any contract to which SPOS is a party.

 2.3 Effective Date. For accounting purposes, the effective date of this reorganization shall be December 1, 1999.


                                  Section 3

                    Representations and Warranties of SPOS

 SPOS and Jeffrey R. Esposito (who agrees that his execution of this Agreement on behalf of SPOS is also an execution on his behalf individually) represent and warrant to, and covenant with, the Stockholders as follows:

 3.1 Corporate Status. SPOS warrants and represents to PIC that it is in good standing in its state of New York, with approximately 33 stockholders of record and beneficially, trading on the over-the-counter market and quoted in the Pink Sheets, and has a currently active Corporation Records Agreement with Standard & Poor's.

 3.2 Capital Structure of SPOS. The authorized capital stock of SPOS consists of (25,000,000) shares of common stock, $.01 par value per share, with (2,356,250) common shares issued and outstanding just prior to the date first above written, which shall be reduced at the time of the Closing to (385,000) shares issued and outstanding. SPOS, at time of Closing, shall have no outstanding options, rights or warrants to acquire it's common shares and no other securities outstanding convertible or exchangeable into its common stock that would result in an increase to the number of issued and outstanding shares.

 3.3 Financial Statements. The financial statements of SPOS furnished to PIC, consisting of audited financial statements dated November 30, 1998, for the one year period then ended (attached hereto as Exhibit "B"), are true, correct and fairly present the financial condition of SPOS at such date and for the periods involved; such statements were prepared in accordance with S.E.C. practice standards and in accordance with generally accepted accounting principles consistently applied. SPOS further represents that it will have similar audited financial statements for the fiscal year ended November 30, 1999, prepared by its auditor and delivered to PIC as soon as feasible following the close of the fiscal year.

 3.4 No Current Business Operations. At November 30, 1999, SPOS has divested of its business operations. Except for audit fees related to the audit of its November 30, 1999 fiscal year. SKIS has no liabilities of any nature whatsoever as of the Closing hereunder, whether accrued, absolute, contingent or otherwise, and including, without limitation, tax liabilities and interest due or to become due

 3.5 Regulatory Compliance and Listings. SPOS is a non-reporting New York corporation currently traded over-the-counter and quoted in the National Quotations Bureau Pink Sheets (under the symbol: "SPOS"). SPOS is in full compliance with, and not in violation of, any state or federal securities laws. All outstanding shares of common stock of SPOS have been duly authorized and are validly issued, fully paid, and non-assessable and free of preemptive tights, and there are no registration rights existing or granted to any holders of restricted common stock of SPOS. There has been no stop order issued by any regulatory authority including but not limited to NASD, SEC, or any State regulatory authority and furthermore SPOS has not received any notice of any investigation, which might result in any stop order.

 3.6 Title to Property. SPOS has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of SPOS, and the properties and assets of SPOS are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default exists.

 3.7 Litigation. There is no litigation or proceeding pending, or to the knowledge of SPOS, threatened, against or relating to SPOS, its properties or business, except as set forth in a list certified by the President of SPOS and attached hereto as Exhibit "C".

 3.8 Books and Records Prior to or at the Closing. SPOS will provide to PlC or their representative(s) any and all relevant documents regarding securities filings, listing information with Standard & Poor's, offering memorandums, information concerning the properties and affairs of SPOS and give full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that PLC may inspect and audit them.

 3.9 Tax Returns. Prior to the Closing, SPOS will have filed all federal and state income or franchise tax returns required to be filed at the time of Closing except for returns for the tax year ended November 30, 1999, which will be filed in conjunction with the completion of the audit for the fiscal year then ended.

 3.10 Confidentiality. Until the Closing (and thereafter if there is no Closing), SPOS and its representatives will keep confidential any information, which they obtain from PIC concerning the properties, assets and business of PIC. If the transactions contemplated by this Agreement are not consummated by December 31, 1999 or such other date as the parties may mutually agree, SPOS will return to PIC all written matter with respect to PLC obtained by SPOS in connection with the negotiation or consummation of this Agreement.

 3.11 Investment Intent. SPOS is acquiring the PIC shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and SPOS has no commitment or present intention to liquidate PIC or to sell or otherwise dispose of shares of its stock.

 3.12 Corporate Authority. SPOS has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and will deliver to PIC at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder and which also contains approvals of all of the conditions contained in Section 1.6 above.

 3.13 Due Authorization. Execution of this Agreement and performance by SPOS hereunder has been duly authorized by all requisite corporate action on the part of SPOS, and this Agreement constitutes a valid and binding obligation of SPOS and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of SPOS. All matters described in Section 1.6 will have been duly and properly approved as required under the laws of the State of New York.


                                  Section 4

      Representations, Warranties and Covenants of PLC and Stockholders

        PLC and Stockholders represent, warrant to, and covenant with,
                               SPOS as follows:

 4.1 Corporate Status. PIG is a corporation duly organized, validly existing and in good standing under the laws of the Statutes of Texas.

 4.2 PlC Shares. The Stockholders executing this Agreement shall hold full right, tide and interest in at least ninety nine (99%) percent of the PIC shares, free and clear of adverse claims of third parties.

 4.3 Capitalization. PlC has authorized capital stock of (4,000,000) shares of common stock, $.001 par value per share, and (2,000,000) shares of Preferred Stock, par value $10.00 per share, of which (2,437,000) shares of common stock  were issued  and outstanding  held by  approximately  (......)
 shareholders  and  (2,452)  shares  of  Preferred  Stock  were  issued   and
 outstanding held by (....) shareholders.  The issued Preferred Stock is  not convertible into any other security. There is one common stock Purchase Warrant outstanding that allows the holder to purchase (400,000) shares of common stock at five ($5.00) dollars per share. There are no other securities, tights, options, or warrants outstanding to purchase securities of PIC.

 4.4 Financial Statements of PIC. The financial statements of PIC furnished to SPOS, consisting of audited financial statements for the fiscal year ending June 30, 1999, axe attached hereto as Exhibit "D", and are true, correct and fairly present the financial condition of PIC at such date and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied; and no material change has occurred in the financial condition of PIC since June 30, 1999 except as in the normal course of operations.

 4.5 Undisclosed Liabilities, PIC had no liabilities at June 30, 1999, except to the extent reflected or reserved against in the Balance Sheet as of that date and no material changes have occurred except for liabilities that may have been incurred in the normal course of business operations.

 4.6 Interim Changes. Since the date of the latest financial statements, there have been no material changes in financial condition, assets, and liabilities except as incurred in the normal course of business; nor any material increase(s) in compensation or other benefits to employees.

 4.7 Title to Property. PIC has good and marketable title to all properties and assets, real and personal, reflected in the Balance Sheet of PIC, and the properties and assets of PIC are subject to no mortgage, pledge, lien or encumbrances, except for liens shown therein, with respect to which no default exists, except as otherwise detailed and set forth in letter form, signed and certified by the President of PIC and delivered to SPOS or its representative.

 4.8 Litigation. There is no litigation or proceeding, pending, or to the knowledge of PIC, threatened against or relating to the property or business of PIC, except as set forth in a list certified by the President of PIC and delivered to SPOS or its representative.

 4.9 Tax Returns. PIC has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extensions of the required filing dates.

 4.10 Books and Records. From the date of this Agreement to the Closing, PlC shall give SPOS or its representative full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that SPOS may inspect and audit them, and furnish such information concerning the properties and affairs of PIC as SPOS may reasonably request.

 4.11 Confidentiality. Until the Closing (and thereafter if there is no Closing), PlC and its representatives will keep confidential any information, which they obtain from SPOS concerning the properties, assets and business of SPOS. If the transactions contemplated by this Agreement are not consummated by December 31, 1999 or such other date as the parties hereto may mutually agree, PIC will return to SPOS all written matter with respect to SPOS obtained by PIC in connection with the negotiation or consummation of this Agreement.

 4.12 Investment Intent. PlC Stockholders are acquiring the shares to be delivered to them under this Agreement for investment and not with a view to the sale or distribution thereof, and have no commitment or present intention to liquidate the Company or to sell or otherwise dispose of the SPOS stock. PlC Stockholders shall execute and deliver to SPOS at the Closing an Investment Letter in the form attached hereto as Exhibit "E" for the shares received by them under this Agreement.

 4.13 Corporate Authority. PlC has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and will deliver to SPOS at the closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

 4.14 Due Authorization Execution of this Agreement and performance hereunder has been duly authorized by all requisite corporate action on the part of PIC, and this Agreement constitutes a valid and binding obligation of PIC and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, or other commitments of PlC.


                                  Section 5

                                 Termination

 This Agreement may be terminated (1) by mutual consent in writing; or (2) by either the Board of Directors of SPOS or by the Board of Directors of PIC if there has been a material misrepresentation or material breach of any warranty or covenant by the other party hereto.


                                  Section 6

                              General Provisions

 6.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement. Any failure on the part of any party hereto to comply wit any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

 6.2 Expenses. Each party shall bear its own expenses in regard to this transaction. PlC shall pay: the legal fees of its securities counsel: its auditing firm; costs of the initial press release: cost of issuing stock certificates; and duplication and mailing costs of the shareholders letter. SPOS shall pay the following costs: its securities counsel; auditors, including the cost of the audit for the fiscal year ending November 30, 1999; for other legal opinions required to consummate this transaction; New York franchise fees and filing fees (to complete changes called for in section 1.6 hereto); the cost of preparation of board minutes and resolutions of SPOS; shareholder meetings and/or consent resolutions; and articles of amendment to the articles of incorporation of SPOS.

 6.3 Brokers. Except as otherwise specifically stated herein, each party represents to the other party hereunder that no consultants, advisors, brokers or finders have acted for it in connection with this Agreement, and agree to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by consultants, advisors, brokers or finders employed or alleged to have been employed by it.

 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

     PIC                                 SPOS
     ------------------------------      ------------------------------
     D. Ronald Allen, Chairman           Jeffrey R. Esposito, President
     Performance Interconnect Corp.      Espo's Inc.
     10501 FM 720 East                   57 Main Street
     Frisco, Texas 75035                 East Hampton, NY 11937


 6.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties related to the transaction contemplated herein.

 6.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only arid shall not affect in any way the meaning or interpretation of this Agreement.

 6.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

 6.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon the parties hereto, and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

 6.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties hereto further agree to exchange original signature documents of this Agreement prior to or at the Closing.

 IN WITNESS WHEREOF, the parties have executed the Agreement and Plan of Reorganization as of the date first above written.


 ATTEST:                      ESPO's INC.

                              /s/
 --------------------------   ---------------------------------------
                              Jeffrey R. Esposito, President


 ATTEST:                      PERFORMANCE INTERCONNECT CORP.

                              /s/
 --------------------------   ---------------------------------------
                              D. Ronald Allen, Chairman


 WITNESSETH
                              SHAREHOLDERS OF PlC:

                              Associates Funding Group, Inc.

                              By: /s/
 --------------------------   ---------------------------------------

                              13:30 Corp.

                              By: /s/
 --------------------------   ---------------------------------------

                              Stefanko Children's Irrevocable Trust

                              By: /s/
 --------------------------   ---------------------------------------


                              BC&Q Corp.

                              By: /s/
 --------------------------   ---------------------------------------

 (Reorganization Agreement between Performance Interconnect Corp. and Espo's, Inc.)


                              Summit Innovations, Inc.

                              By: /s/
 --------------------------   ---------------------------------------

                              Touchstone Enterprises, Inc.

                              By: /s/
 --------------------------   ---------------------------------------

                              Bridgestone Capital Group, L.L.C.

                              By: /s/
 --------------------------   ---------------------------------------

                              Global Stock Exchange Corp.

                              By: /s/
 --------------------------   ---------------------------------------

                              The Hubinger Organization

                              By: /s/
 --------------------------   ---------------------------------------

                              Marjorie Weinberg Trust

                              By: /s/
 --------------------------   ---------------------------------------



                                  /s/
 --------------------------   ---------------------------------------
                              Robert Weinberg

                                  /s/
 --------------------------   ---------------------------------------
                              Mark Alba

                                  /s/
 --------------------------   ---------------------------------------
                              Evan H. Saricopoulos

 (Reorganization Agreement between Performance Interconnect Corp. and Espo's, Inc.)

                                  /s/
 --------------------------   ---------------------------------------
                              Richard L. & Rebecca L. Price

                                  /s/
 --------------------------   ---------------------------------------
                              Kevin H. Kading

                                  /s/
 --------------------------   ---------------------------------------
                              Robert Koester

                                  /s/
 --------------------------   ---------------------------------------
                              David Rakiec

                                  /s/
 --------------------------   ---------------------------------------
                              William Harrison

                                  /s/
 --------------------------   ---------------------------------------
                              Gerald Patera

                                 EXHIBIT A

                  Performance Interconnect Corp./Espo's Inc.

 Rule 144 Restricted Common Shares of Expo's to be Issued to Shareholders of Performance

 Sharehold Name & Address                                    SS# or EIN
 --------------------------------------------------------    ----------
 Associates Funding Group, Inc.         [ deleted for confidentiality ]
 13:30 Corp.                            [ deleted for confidentiality ]
 Winterstone Management, Inc.           [ deleted for confidentiality ]
 Custer company, Inc.                   [ deleted for confidentiality ]
 Stefanko Children's Irrevocable Trust  [ deleted for confidentiality ]
 BC&Q Corp.                             [ deleted for confidentiality ]
 Summit Innovations, Inc.               [ deleted for confidentiality ]
 Touchstone Enterprises, Inc.           [ deleted for confidentiality ]
 Richard L. or Rebecca L. Price         [ deleted for confidentiality ]
 Bridgestone Capital Group, L.L.C.      [ deleted for confidentiality ]
 Global Stock Exchange Corp.            [ deleted for confidentiality ]
 Marjorie Weinberg Trust                [ deleted for confidentiality ]
 Robert Weinberg                        [ deleted for confidentiality ]
 Mark Alba                              [ deleted for confidentiality ]
 Kevin H. Kading                        [ deleted for confidentiality ]
 Gerald Patera                          [ deleted for confidentiality ]
 Robert Koester                         [ deleted for confidentiality ]
 David Rakiec                           [ deleted for confidentiality ]
 George W. Harrison III Trust,          [ deleted for confidentiality ]
 The Hubinger Organization              [ deleted for confidentiality ]
 Evan H. Saricopoulos                   [ deleted for confidentiality ]